Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (Investors & financial media)
FOR IMMEDIATE RELEASE	(415) 439-4504

METRO ONE REPORTS 2004 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

PORTLAND, Oregon — February 25, 2005 — Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the fourth quarter and year ended December 31, 2004.

Revenue for the fourth quarter of 2004 was $25.6 million, compared to $45.7 in the preceding year’s fourth quarter, reflecting reduced call volume.  Net loss for the fourth quarter was $44.8 million, or $1.80 per share, including a one time, non-cash asset write-down of approximately $32.2 million, or approximately $1.29 per share, to adjust the book value of fixed assets pursuant to Statement of Financial Accounting Standards No. 144.  This compares to a net loss of $17.6 million, or a loss of $0.71 per share, in the preceding year’s fourth quarter.  The 2003 figure included a one-time, non-cash write-off of goodwill of $4.7 million, or $0.19 per share, relating to an acquisition.  During the fourth quarter of 2004, Metro One incurred approximately $3.1 million in advertising expenses to promote its premium Infone® service and has generated approximately 126,000 registered users to date.

Revenue for the year ended December 31, 2004 was $140.4 million, compared to revenue of $201.6 million for 2003.  Respective net losses were $66.0 million, or a loss of $2.66 per share in 2004 and $33.3 million, or a loss of $1.35 per share in 2003.  The net losses attributable to the aforementioned 2004 and 2003 asset charges were $32.2 million, or $1.29 per share and $4.7 million, or $0.19 per share, respectively.

“We continue to work at improving operational efficiencies, while focusing our business development efforts with partners whose large numbers of customers are best served by our product features,” said Timothy A. Timmins, Metro One’s president and chief executive officer.  “The relationship announced earlier this week is one example of what we expect to achieve in the coming months and we are optimistic about the results that can be generated from such relationships.”

Metro One will host a webcast conference call on Friday, February 25th, 2005 at 10:00 a.m. Pacific Time to review fourth quarter and full year 2004 results.  To access the webcast, go to Metro One’s website at www.metro1.com.  An archived webcast replay of the call will also be available at that website.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Infone is Metro One’s premium personal assistant telephone service, for which consumers can sign up by visiting www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, please visit www.metro1.com or www.infone.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Revenues	$25,607	$45,750	$140,369	$201,636

Costs and expenses:
Direct operating	17,029	27,364	84,331	117,126
Selling, general and administrative	22,104	37,614	94,207	128,271
Impairment loss on long-lived assets	32,193	4,715	32,193	4,715
	71,326	69,693	210,731	250,112

Loss from operations	(45,719)	(23,943)	(70,362)	(48,476)

Other income	273	146	3,808	678

Loss before income taxes	(45,446)	(23,797)	(66,554)	(47,798)
Income tax benefit	(647)	(6,210)	(522)	(14,489)

Net loss	$(44,799)	$(17,587)	$(66,032)	$(33,309)

Loss per common share:
Basic	$(1.80)	$(0.71)	$(2.66)	$(1.35)
Diluted	$(1.80)	$(0.71)	$(2.66)	$(1.35)

Shares used in per share calculation:
Basic	24,957	24,749	24,869	24,706
Diluted	24,957	24,749	24,869	24,706

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in Thousands)

	12/31/2004	12/31/2003

Cash and cash equivalents	$24,093	$44,381
Short-term investments, available for sale	25,375	—
Restricted cash	4,900	4,900
Accounts receivable	17,524	32,078
Prepaid costs and other current assets	4,926	15,944

Total current assets	76,818	97,303

Furniture, fixtures and equipment, net	12,701	62,187
Intangible assets	5,916	4,819
Other assets	471	575

Total assets	$95,906	$164,884

Accounts payable	$1,107	$3,146
Accrued liabilities	2,079	3,580
Accrued payroll and related costs	12,125	12,297

Total current liabilities	15,311	19,023

Deferred tax liability	2,867	2,853
Other long-term liabilities	1,157	670

Total liabilities	19,335	22,546

Common Stock	119,948	119,683
Retained earnings	(43,377)	22,655

Total shareholders' equity	76,571	142,338

Total liabilities and shareholders' equity	$95,906	$164,884